EXHIBIT 107

Calculation of Filing Fee Tables

FORM 424(B)(2)

(Form Type)

American Tower Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $2,351,360,000.

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $.01 per share	457(r)	9,185,000 shares (2)	$256.00	$2,351,360,000	$92.70 per $1 million	$217,971.08

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Represents deferred payment of registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-265348) being paid herewith.

(2)	Includes 835,000 shares of common stock issuable upon exercise of the underwriters’ over-allotment option to purchase additional shares of common stock.